Exhibit 3.1

FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION, AS AMENDED, OF
STRATA SKIN SCIENCES, INC.

ARTICLE I

The name of the Corporation is STRATA Skin Sciences, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

The address of the Corporation’s registered office in the State of Delaware is c/o United Corporate Services, Inc., 874 Walker Road, Suite C, Dover, DE 19904. The name of the registered agent at such address is United Corporate Services, Inc.

ARTICLE III

The total number of shares of stock that the Corporation shall have authority to issue is 160,000,000 shares, consisting of 150,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $0.10 par value per share.  Effective as of 5:00 p.m., eastern time, on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware, each five shares of the Corporation's Common Stock, par value $0.001 per share, then issued and outstanding (the "Old Common Stock") shall be combined and converted into one share of the Corporation's Common Stock, par value $0.001 per share (the "Reverse Stock Split"), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation.  The Corporation shall not issue any fractional shares of Common Stock in the Reverse Stock Split.  All shares of Common Stock that are held by a stockholder as a result of the Reverse Stock Split shall be aggregated.  If, after taking into account such aggregation of shares of Common Stock held by a stockholder, the Reverse Stock Split would result in the issuance of any fractional shares, such fractional shares shall instead be rounded up to the nearest whole share.  The par value of each share of Common Stock shall not be adjusted in connection with the Reverse Stock Split.  At the Effective Time, the certificates representing the shares of Old Common Stock outstanding immediate prior to the Effective Time shall be deemed cancelled and shall not be recognized as outstanding on the books of the Corporation.  Except for the share amounts and par value amounts set forth in the first sentence of this first paragraph of Article III, which shall not be adjusted, all of the outstanding share amounts, amounts per share and per share numbers of the Common Stock set forth in the Fifth Amended and Restated Certificate of Incorporation, as amended, shall be appropriately adjusted to give effect to the Reverse Stock Split as applicable, as a result of the Reverse Stock Split.

Each ten shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding as of 5:00 p.m. eastern time on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware shall be combined and converted into one share of the Corporation’s Common Stock, par value $0.001 per share. Each fractional share resulting from such conversion shall be rounded up to the nearest whole number.

The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as to the relative preferences, powers, qualifications, rights and privileges that may be determined by the Board of Directors of the Corporation as described below, all shares of Preferred Stock shall be identical. Except as and to the extent otherwise specified herein, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by class.

The Board of Directors of the Corporation is expressly authorized by a vote of all of the members of the Board of Directors then in office, subject to the limitations prescribed by law and the provisions of this Fifth

Amended and Restated Certificate of Incorporation, as amended from time to time, to provide by adopting a vote or votes, a certificate of which shall be filed in accordance with the DGCL, for the issue of the Preferred Stock in one or more classes or series, each with the designations, rights and privileges that shall be stated in the vote or votes creating such classes or series. The authority of the Board of Directors of the Corporation with respect to each such class or series of Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix:

(a) The distinctive designation of such class or series and the number of shares to constitute such class or series;

(b) The rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so on what terms;

(c) The right, if any, of the Corporation to redeem shares of the particular class or series and, if redeemable, the price, terms and manner of such redemption;

(d) The special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(e) The terms and conditions, if any, upon shares of such class or series shall be convertible into, or exchangeable for, shares of stock, or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) The obligation, if any, of the Corporation to retire or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g) The voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any such class or series;

(h) The limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i) Any other preferences, powers, qualifications, special or relative rights and privileges thereof that the Board of Directors of the Corporation may deem advisable and that are not inconsistent with law and the provisions of this Fifth Amended and Restated Certificate of Incorporation, as amended.

ARTICLE IV

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Fifth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

1. The number of directors which constitutes the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

2. Any director may be removed from office by the stockholders of the Corporation only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until his or her successor shall have been duly elected and qualified.

3. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII

No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

ARTICLE IX

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

3. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Fifth Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for:

(a) any derivative action or proceeding brought on behalf of the corporation;

(b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the corporation to the corporation or the corporation's stockholders;

(c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation or the by-laws of the corporation; or

(d) any action asserting a claim governed by the internal affairs doctrine;

in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of this Section 1 of Article XI is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 1 of Article XI (an “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder's counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 1 of Article XI.